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Exhibit 5

Legal Opinion of General Counsel of the Company

(847) 236-5452

June 26, 2001

The Board of Directors
APAC Customer Services, Inc.
Six Parkway North Center
Deerfield, Illinois 60015

Re:	Registration Statement on Form S-8; 2,650,000 shares of Common Stock to be Issued Pursuant to Second Amended and Restated 1995 Incentive Stock Plan

Gentlemen:

    I have acted as general counsel for APAC Customer Services, Inc., an Illinois corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission (the "Registration Statement") with respect to the registration under the Securities Act of 1933, as amended, of 2,650,000 shares of the Company's common stock, par value $.01 per share (the "Common Stock"), which may be issued pursuant to the APAC Customer Services, Inc. Second Amended and Restated 1995 Incentive Stock Plan (the "Plan").

    I have examined the Amended and Restated Articles of Incorporation of the Company, as amended, the Amended and Restated By-Laws of the Company, certain resolutions of the Company's Board of Directors, a copy of the Plan and such other corporate records, certificates, documents and matters of law as I have deemed necessary to render this opinion. In such examination I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals and the conformity to original documents of all documents submitted to me as certified or photostatic copies.

    Based on the foregoing, I am of the opinion that (i) the issuance of the Common Stock has been duly authorized by the Company, and (ii) that when issued in accordance with the terms of the Plan, the shares of Common Stock will be validly issued, fully paid and non-assessable.

    I am a member of the bar of the State of Illinois and I express no opinions as to laws other than applicable federal law and the laws of the State of Illinois.

                      Very truly yours,

                      Linda R. Witte

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Legal Opinion of General Counsel of the Company (847) 236-5452 June 26, 2001